                                                                EXHIBIT 99(b)(3)

                COMMITTED ACQUISITION BRIDGE FACILITY TERMS SHEET

   ACQUISITION OF ELITE INFORMATION GROUP, INC. BY SOLUTION 6 HOLDINGS LIMITED

--------------------------------------------------------------------------------

BORROWER:                    Solution 6 Holdings Limited

GUARANTORS:                  Material Entities

LENDER: Warburg Dillon Read Australia Limited ("WDRAL") or such other entity agreed by the Borrower

PURPOSE: To contribute finance for the acquisition of all of the shares of Elite Information Group, Inc. ("Elite")


ASSUMED FUNDING
STRUCTURE FOR
ACQUISITION:                                                             A$ MILLION         US$ MILLION

                             Solution 6 Existing Cash Reserves              16.0                10.2
                             Proceeds from Telstra Share Issue              50.0                31.8
                             WDRAL Bridge Facility (US$)                    92.6                58.8
                                                                       ---------           ---------
                             Total Funding for Acquisition                 158.6               100.8

                             The above assumes a purchase price of US$95.6
                             million (A$150.6 million) and US$5.1 million (A$8 million) transaction costs, based on an A$:US$ exchange rate of 0.635.


FACILITY:                    Committed Acquisition Bridge Facility

FACILITY AMOUNT:             The Facility amount will be capped at US$60
                             million, with the resultant currency exposure being the responsibility of the Borrower.

DRAWINGS:                    US$

AGENT AND SECURITY AGENT:    WDRAL or any associate of WDRAL

MATURITY DATE:               Earlier of 31 July 2000 and 14 days after
                             consummation of the merger.

COMMITMENT EXPIRY:           The Facility commitment will expire if the 50.1%
                             bid acceptance level in respect of Elite's fully diluted share capital has not been reached by 2 May
                             2000 and Solution 6 has not terminated the offer and accepted shares for payment by that date.

MANDATORY PREPAYMENT:        Mandatory prepayment of and/or reduction of
                             outstanding commitments under the Bridge Facility will occur from:

                             1. The first US$20.0 million equivalent of the share placement referred to in point 1 of Security Issues below (with the converted A$ amount converted to US$ at the exchange rate prevailing at the time as advised in good faith by the Lender);

                             2. Any other Securities Issue (except the A$50 million issue of shares to Telstra and any share issues to vendors used to fund acquisitions agreed by the Lender, such agreement not to be unreasonably withheld);

                             3.   Other asset sales;

                             4.   Any return of capital or loan from Elite; or

                             5.   Sale of shares in Elite.

                             If the Hercules cash offer is not announced by 31 January 2000 or if the offer is withdrawn a further mandatory prepayment/reduction of US$13 million will be required at that time.

                             Prepaid amounts and reduced commitments can not be redrawn.

                             Prepayment and commitment reduction amounts will be converted to US$ as required at the exchange rate prevailing at the time of the prepayment or commitment reduction and as advised in good faith by the Lender to the Borrower.

PREPAYMENTS:                 Permitted without penalty but subject to break
                             costs if not at the end of an Interest Period.
                             Amounts prepaid under the Bridge Facility cannot be redrawn.

SECURITIES ISSUES:           1.   Solution 6 agrees that immediately following
                                  announcement of the Merger Agreement to the ASX, it will undertake a private placement of at least A$120 million of ordinary shares at a price of A$9.75 per share ("Offer Price") on a best endeavours basis. Solution 6 agrees that its management will assist with and be available for the roadshow. Solution 6 will accept all allottees for shares at or above the Offer Price put forward by WDRAL, BNP or Salomon Smith Barney.

                             2. At any time after the Merger Agreement has been entered into, and Solution 6 has not agreed a repayment plan acceptable to the Lender, the Lender will have the right to cause Solution 6 to undertake, via WDRAL, the following Securities issues:

                                  [ ] Up to the Australian dollar equivalent of US$33 million of Securities in the event that the private placement referred to in paragraph (1) above has not settled or is unlikely to settle by 24 December 1999 in the reasonable opinion of the Lender; and

                                  [ ]  An additional amount of up to the
                                       Australian dollar equivalent of US$40
                                       million of Securities if the Lender
                                       reasonably and in its sole discretion
                                       forms the opinion that the Facility is
                                       unlikely to be repaid from cash available within Elite and/or other sources of refinancing proposed by the Borrower; and

                                  [ ] In any event, the Securities issues will in total be of sufficient size to effect a repayment of the Facility.

                             3.   The Securities issues referred to in paragraph
                                  (2) above will either comprise:

                                  [ ]  a pro rata rights issue of ordinary
                                       equity or variable priced options at up
                                       to a 20% discount to the VWAP on the
                                       preceding day;

                                  [ ] a placement of ordinary equity at up to a 20% discount to the VWAP on the preceding day; or

                                  [ ]  in the event that the above does not
                                       raise sufficient funds to repay the
                                       Facility, Solution 6 shall issue
                                       securities determined by WDRAL which may include amongst others the issuance of high yield notes or mezzanine notes in the Australian, US or European markets.

                             4.   The Underwriting Agreements for such
                                  Securities issues referred to in paragraph (2) above will be executed as a condition precedent to execution of the Facility.

COMMITMENT FEE:              The sum of 1.0% of US$45.8 million and 0.5% of
                             US$13 million will be payable upon execution of the Commitment Letter and announcement of the Merger
                             Agreement.

DRAWDOWN FEE:                1.0% of the drawndown amount will be payable upon
                             drawdown of the Facility. The Lender will rebate an amount equivalent to 0.5% of the drawndown amount if the Facility is repaid within 45 days of drawdown.

RESTRUCTURE FEE:             0.60% of US$13 million will be payable upon
                             solution 6's written acceptance of the amended terms of the Facility.

BASE INTEREST RATE:          The average rate as displayed on Reuters screen
                             LIBO for the relevant Interest Period set to London
                             Business days prior to drawing.

INTEREST PERIODS:            30, 60 or 90 days, or as otherwise agreed.

INTEREST PAYMENT DATE:       At maturity of the Interest Period.



INTEREST MARGINS:            DRAWN MARGIN (payable in respect of the drawn                    % Per Annum
                             amount)                                                          -----------

                             [ ]      From Drawdown until 45 day thereafter              2.0% plus Base Interest Rate

                             [ ]      From 45 days after drawdown until 31 July 2000     4.0% plus Base Interest Rate

                             UNDRAWN COMMITMENT FEE (payable from 31 March 2000                   1.0%
                             on any undrawn portion of the Facility and
                             calculated on a daily basis and payable quarterly
                             in arrears)

HERCULES TRANSACTION:        In respect of Solution 6's acquisition of Hercules,
                             this Facility will be conditional upon:

                             1. The total acquisition cost being no more than A$80 million;

                             2. To the extent necessary, a share placement to bring the total amount received by Solution 6 from share placements (including the share placement mentioned in point 1 of Securities Issues) to at least A$120 million; and

                             3. The Lender's satisfaction with the terms of the Hercules acquisition including its impact on Solution 6.

SECURITY:                    Security to be to the reasonable satisfaction of
                             the Lender and to be supported by a satisfactory legal opinion.

                             Security to include:

                             1. First ranking charge over the assets, goodwill and undertakings of Solution 6 and its Material Entities except in instances where first ranking charges already exist in which case second ranking charges will be taken. First ranking charges ranking in priority to the Lender will be capped at A$10 million excluding the A$4 million Bill Facility secured by cash.

                             2. Sole first ranking charge over the proceeds of any Securities issues;

                             3. Sole first ranking charge over proceeds from the sale of the Elite shares acquired;

                             4. Sole first ranking charge over the proceeds of any return of capital or loan from Elite; and

                             5. Security and charge over Elite's and Hercules' assets and undertakings once the acquisitions have been completed.

MATERIAL ENTITY:             Elite, Hercules and any subsidiary of Solution 6
                             that contributes more than 5% of consolidated revenue or represents more than 5% of consolidated assets and any other subsidiaries necessary to ensure that security is provided by subsidiaries that represent at least 95% of consolidated revenue and more than 95% of consolidated assets.

CLAIMS UNDER THE
GUARANTEE:                   The Lender will be able to claim under the
                             guarantee upon non-payment of a due amount by presentation of a notice to the guarantor.

CONDITIONS PRECEDENT:    Conditions Precedent to drawdown of the Bridge
                         Facility are as follows:

                         1. Satisfactory loan and security documentation, stamped and registered (as applicable) including the executed Securities underwriting agreements and supported by satisfactory legal opinions;

                         2. Receipt by Solution 6 of at least A$50 million in respect of the issuance of shares to Telstra;

                         3. Acquisition of at least 50.1% of Elite's fully diluted share capital by Solution 6;

                         4. Payment by Solution 6 of US$62.6 million for Elite shares; and

                         5.  Receipt of fees as agreed in writing.

SPECIFIC UNDERTAKINGS    1.  No amendment of the Hercules Offer or Merger
FROM AND RESTRICTIVE         Agreement or waiver to the conditions of either
COVENANTS IN RESPECT         document without the consent of the Lender (such
OF SOLUTION 6 AND ALL        consent not to be unreasonable withheld);
SUBSIDIARIES
                         2.  No amendment of the Hercules or waiver to the
                             conditions of such without the consent of the Lender (such consent not to be unreasonable withheld);

                         3. Solution 6's agreement that upon acquiring 50.1% of the fully diluted share capital of Elite it will:

                             [ ]  Promptly take board control of Elite;

                             [ ]  Use its best endeavours to proceed to
                                  compulsorily acquire 100% of Elite's share capital as soon as practicable thereafter and in any event by 16 July 2000;

                             And immediately upon consummation of the merger:

                             [ ] Cause Elite to make a payment of at least US$30 million to Solution 6 by way of dividend, return of capital or loan; and

                             [ ] Cause Elite to provide a guarantee and charge over its assets and undertakings to the Lender;

                         4. Solution 6's agreement that upon the reasonable request of the Lender it will enter into currency hedging arrangements acceptable to the Lender in respect of the US$ acquisition commitment;

                         5. Restrictions on any capital reductions (except in respect of an agreed level of ordinary dividends);

                         6. Restrictions on disposal of assets or undertakings other than disposals in the ordinary course of the business (except as reasonably agreed with the Lender) and disposals for good value applied in prepayment of the Bridge Facility;

                         7. Restrictions on further acquisitions in aggregate in excess of A$5 million (except as reasonably agreed with the Lender). The Lender will give consideration to agreeing to the LP and AW acquisitions upon the Lender's acceptable review of the terms of the acquisitions, the funding of such and due diligence materials;

                         8. Restrictions on incurring further financial indebtedness or providing financial accommodation or guarantees (except as reasonably agreed with the Lender and except in respect of funding under the Hercules transaction which ranks pari passu with the Lender as set out previously in this Terms Sheet);

                         9. No dealings with any party except on arms length terms in the ordinary course of business; and

                         10. Restrictions on creation of security interests.

OTHER CONDITIONS:             Representations and Warranties, Undertakings,
                              Events of Default, Increased Costs, Illegality and
                              Yield Protection customary for Facilities of this nature.

                              GST on any taxable supplies by the Lender or its affiliates will be for the account of the Borrower.

FEES AND EXPENSES:            If any amount is borrowed under the Bridge
                              Facility (or legal documents including the terms sheets and commitment letter are instructed by Solution 6 to be prepared), agreed legal expenses, fees and reasonable out-of-pocket expenses incurred in connection with the implementation of the Bridge Facility will be for the account of the Borrower.

ASSIGNMENT:                   The Lender will be able to assign rights and
                              substitute other debt providers into the Bridge
                              Facility subject to (i) approval by the Borrower
                              (such approval not to be unreasonably withheld);
                              and (ii) 10 business days' notice is given to the Borrower (iii) the bid having been announced to the Australian Stock Exchange.

                              The Borrower and Solution 6 will assist with provision of information reasonably requested by the Lender for achieving such syndication, including assistance with the preparation of, and approval for the release of, an Information Memorandum.

                              Note: It is not the Lender's current intention to syndicate the Bridge Facility although it retains the right to do so.

GOVERNING LAW:                Law of New South Wales.